FILED
00 DEC 20 AM 8:48
SECRETARY OF STATE
TALLAHASSEE, FLORIDA


                              ARTICLES OF AMENDMENT
    Made pursuant to the Florida Business Corporations Act Section 607.1006
    -----------------------------------------------------------------------

1.   Name of corporation:  Vibe Records Holdings, Inc.
                           (Formerly Miami Dade Auto and Home Insurance

2.   The Amendments

     a.   ARTICLE I is hereby amended as follow:


                                    ARTICLE I

          The name of this corporation shall be changed from Vibe Records Holdings, Inc. to:

                          MIAMI-DADE VENTURES, INC.


This amendment was adopted by the board of directors without shareholder action, as allowed by Section 607.1004 of the Florida Business Corporation Act on 12-18-00


/s/ Manurel Iglesias
--------------------------------
Manurel Iglesias